AMENDMENT NO. 1
TO
STOCK PURCHASE AGREEMENT

This Amendment No. 1 to that certain Stock Purchase Agreement (this “Amendment”), by and between Homeowners of America Holding Corporation, a Delaware corporation (the “Company”), and Richard P. Backus, an individual residing at 5200 Keller Springs Rd., No. 226, Dallas, Texas 75248 (the “Purchaser”), a, dated as of September 15, 2005 (the “Agreement”), shall be effective as of November 11, 2005.

WHEREAS, the Purchaser currently owns One Hundred Thousand (100,000) shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, simultaneously herewith the Company and the Purchaser are entering into an Employment Agreement regarding the Purchaser’s employment with the Company (the “Employment Agreement”);

WHEREAS, Inter-Atlantic Fund, L.P. and Sequel Homeowners Investment, L.P. the “Investors”) are acquiring in the aggregate 4,500,000 shares of the Company’s Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”) pursuant to the Securities Purchase Agreement dated as of the date hereof, by and among the Investors, the Company and certain other investor signatories thereto (the “Purchase Agreement”);

WHEREAS, the execution and delivery of this Amendment is a condition to the closing of the issuance, sale and purchase of the Series A Preferred Stock pursuant to the Purchase Agreement; and

WHEREAS, the Purchaser and the Company have agreed that the Agreement be amended in the manner provided for in this Amendment.

NOW THEREFORE, it is agreed as follows:

1.           Amendment of Section 4. Section 4 of the Agreement is deleted in its entirety and replaced with the following:

“4.          VESTING; REPURCHASE OPTION.

4.1.        Vesting of Shares.

(a)          Vesting. All of the Purchaser’s Shares shall initially be unvested (the “Unvested Shares”) and subject to a right of repurchase by the Company as set forth in Section 4.2 below (the “Repurchase Option”), such that (i) twenty-five percent (25%) of the Unvested Shares shall vest upon Closing (as defined in the Purchase Agreement), (ii) twenty-five percent (25%) of the Unvested Shares shall vest upon the first (1st) anniversary of the Closing; and (iii) 2.08% of the Unvested Shares shall vest monthly thereafter. Vesting of the Unvested Shares will accelerate in the event of (i) a Change in Control (as defined below); or (ii) a Qualified Public Offering (as defined below) such that upon any Change in Control or Qualified Public Offering all remaining Unvested Shares shall vest in the Purchaser and no longer be subject to the Repurchase Option.

(b)          Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean any of the following transactions: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding Common Stock of the Company, or otherwise becomes entitled to vote more than fifty percent (50%) of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company; (ii) a consolidation or merger of the Company pursuant to which the holders of the Company’s voting shares immediately prior to such merger or consolidation would not be the holders, directly or indirectly, immediately after such merger or consolidation of more than fifty percent (50%) of the Voting Power of the entity surviving such transaction; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iv) the liquidation or dissolution of the Company or the Company ceasing to do business.

(c)          Qualified Public Offering. For purposes of this Agreement, the term “Qualified Public Offering” shall mean a firm commitment underwritten public offering registered under the Securities Act covering the offer and sale by the Company of its Common Stock (a) in which (i) the aggregate proceeds to the Company equal or exceed $50,000,000, net of underwriting discounts, commissions, and fees, and (ii) the price per share of such Common Stock equals or exceeds $5.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares), and (b) that results in the securities so offered being listed on a national securities exchange or quoted on the NASDAQ National Market.

4.2           Repurchase Option.

(a)          Triggering Events. Upon the termination of the Purchaser’s employment with the Company (whether such employment is terminated by the Purchaser or the Company, and for any reason or no reason) the Company shall have the right to repurchase up to all of the Unvested Shares at the lower of (i) initial cost of such Unvested Shares to the Purchaser; or (ii) the book value thereof In the event of a voluntary termination by the Purchaser without Good Reason (as defined in the Employment Agreement) prior to the third (3rd) anniversary of the Closing, the Company shall have the right to repurchase up to all of the vested Shares at the lower of (i) initial cost of such vested Shares; or (ii) the book value thereof In the event of termination of the Purchaser’s employment with the Company Without Cause (as defined in the Employment Agreement) by the Company or for Good Reason by the Purchaser or due to the Purchaser’s death or disability, the Company may repurchase up to all of the vested Shares from the Purchaser or the Purchaser’s personal representative(s), estate, heir(s) or legatee (the “Purchaser’s Representative”), as the case may be, at Fair Market Value (as defined below). The Company’s repurchase right as set forth in this Section 4.2 shall expire with regard to Shares first offered to the Company and subsequently sold to a non-affiliate of the Purchaser in accordance with Section 5 below.

(b)          Fair Market Value. For purposes of this Section 4, the “Fair Market Value” of any Shares shall be the fair market value thereof (on a per share basis) at the time that the Repurchase Option is triggered pursuant to Section 4.2(a) hereof as determined in good faith by the Board of Directors of the Company, provided that such fair market value must approximate the price that a willing buyer and a willing seller would arrive at in an arms-length transaction. If the Purchaser or the Purchaser’s Representative disagrees with the valuation as determined by the Board of Directors, each of the Purchaser or the Purchaser’s Representative, on the one hand, and the Board of Directors, on the other hand, shall cause an appraiser to determine the Fair Market Value on a basis consistent with the terms hereof within twenty (20) days. The cost of both appraisers shall be borne by the Company. In the event that the determination by each appraiser differs by less than ten percent (10%) from the determination by the other appraiser, the Fair Market Value shall be the average of the two. In the event that the determination by either appraiser differs by ten percent (10%) or more from the determination of the other appraiser, then the two appraisers shall select a third appraiser within five (5) days, the fees and expenses of which third appraiser shall be shared equally by the parties. The third appraiser shall, within ten (10) days of its selection, designate which of the two determinations most accurately reflects the Fair Market Value or designate a Fair Market Value between the two determinations which the third appraiser determines most accurately reflects the Fair Market Value. The determination made in accordance with the foregoing shall be final and binding on all parties hereto.

(c)          Additional Shares. If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its Common Stock, or otherwise distribute securities of the Company to the holders of its Common Stock, the number of shares of stock or other securities of the Company issued with respect to the Vested Shares shall be deemed “Vested Shares” herein. If the Company shall distribute to its stockholders securities of another corporation, the securities of such other corporation, distributed with respect to the Vested Shares shall be deemed “Vested Shares” herein. If the outstanding shares of the Company’s Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of the Company’s Common Stock, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Vested Shares of the Common Stock then subject to this Agreement such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Vested Shares subject to this Agreement immediately prior thereto.

(d)          Notice and Closing. The Company may exercise its Repurchase Option by sending the Purchaser written notice, within fifteen days (15) days after any triggering event set forth in Section 4.2(a), specifying the number of Shares the Company elects to repurchase pursuant to the Repurchase Option and a date for the closing, which date shall be as soon as practicable but no later than forty-five (45) days after the date of such notice. The closing shall take place at the principal office of the Company or at such other location as the Company and the Purchaser shall agree. At the closing, the Purchaser shall transfer to the Company the number of Shares specified in the Company’s notice, free of all liens, encumbrances and rights of others, by delivery of certificates representing such number of Shares, duly endorsed for transfer or accompanied by duly executed stock powers. Concurrent with such transfer and its receipt of such certificates so endorsed and subject to Section 4.2(f) below, the Company shall pay for such Shares by any of the following methods: (i) by delivery to the Purchaser of a check in the amount of the aggregate purchase price for such Shares, (ii) by cancellation of indebtedness of the Purchaser to the Company in such amount, (iii) by wire transfer of immediately available funds to one or more accounts designated by the Purchaser, or (iv) by any combination of the above methods. The method or methods of payment for such Shares shall be chosen by the Company in its sole discretion.

(e)          No Further Obligations. Upon delivery by the Company of notice of exercise of the Repurchase Option, the Company’s sole obligation with respect to the Shares as to which the Repurchase Option is being exercised shall be to make payment of the purchase price therefor. The Company shall not be required after delivery of such notice to treat the Purchaser as owner of such Shares, to accord the right to vote to the Purchaser with respect thereto or to pay dividends thereon and the Purchaser shall have no rights with respect thereto other than to receive such payment of the repurchase price therefor.

(f)          Company’s Right to Defer Payments. Notwithstanding anything herein to the contrary, no payment shall be made under this Agreement that would cause the Company to violate any banking agreement or loan or other financial covenant or cause default of any indebtedness of the Company, regardless of when such agreement, covenant, or indebtedness was created, incurred, or assumed. Any payment under this Agreement that would cause such violation or default shall be deferred until, in the sole discretion of the Board of Directors of the Company, such payment shall no longer cause any such violation or default. Any payment deferred in consequence of the provisions of the preceding sentence shall bear simple interest from the date such payment otherwise would have been made to the date when such payment actually is made, at a rate that is equal to the prime rate of interest published in the Eastern Edition of the Wall Street Journal from time to time during .the period of such deferral, but in no event shall such rate of interest exceed eight percent (8%) per annum. The Company shall pay interest at the same time as it makes the payment to which such interest relates.”

2.           Amendment of Section 5.7. Section 5.7 of the Agreement is deleted in its entirety and replaced with the following:

“5.7           Termination of Right of First Refusal. The Right of First Refusal will terminate as to all Shares on the effective date of a Qualified Public Offering.”

3.           Miscellaneous.

(a)          This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the conflict of laws principles thereof.

(b)          Except as expressly amended by this Amendment, the terms and provisions of the Agreement shall continue in full force and effect. No reference to this Amendment need be made in any instrument or document making reference to the Agreement; any reference to the Agreement in any such instrument or document shall be deemed a reference to the Agreement as amended hereby. The Agreement as amended hereby shall be binding upon the parties hereto and their respective assigns and successors.

(c)          This Amendment may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Richard P. Backus

HOMEOWNERS OF AMERICA HOLDING CORPORATION

Spence Tucker, President

[Signature Page to SPA Amendment - Backus]